Exhibit 10.5

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is dated as of October 22, 2013 (the “Effective Date”) and is entered into by and between HB VON KARMAN, LLC, a Delaware limited liability company (“Landlord”), and LNH INC., a Delaware corporation (“Tenant”), with reference to the following facts:

A.          Landlord’s predecessor-in-interest and Tenant’s predecessor-in-interest, entered into that certain Office Lease Agreement dated March 27, 2007, as amended by that certain Amendment to Lease Agreement dated February 1, 2011, that certain Lease Amendment dated August 23, 2012 and that certain Third Amendment to Lease dated January 15, 2013 (“Third Amendment”) (as amended, the “Lease”), pursuant to which Landlord leases to Tenant, approximately 24,954 rentable square feet of space, known as Suites 350, 400, 400A and 425, in the Building (the “Existing Premises”).

C.          Landlord and Tenant desire to modify and amend the Lease to provide for the extension of the commencement date for the Expansion Premises (as defined in the Third Amendment).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt whereof and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.          Scope of Amendment; Defined Terms; Incorporation of Recitals.   Except as expressly provided in this Amendment, the Lease shall remain in full force and effect in all respects and the term “Lease” shall mean the Lease as previously amended and as modified by this Amendment. Capitalized terms used but not otherwise defined in this Amendment have the respective meanings given to them in the Lease. The preamble and recitals set forth above are hereby incorporated into this Amendment by this reference in their entirety.

2.          Modifications.

(a)        The Expansion Premises Commencement Date for Suite 300 only, is hereby extended from January 1, 2014 to April 1, 2014. The Expansion Premises Commencement Date for Suite 200 shall remain January 1, 2014.

(b)        The Monthly Base Rent for Suite 300 shall be abated during the aforementioned extension period; however, Monthly Base Rent for Suite 200 shall commence as of the Expansion Premises Commencement Date (i.e., January 1, 2014). The Monthly Base Rent for Suite 200 shall be calculated based on the Monthly Base Rent Per RSF set forth in Paragraph 3 of the Third Amendment, multiplied by the rentable square footage of Suite 200 (i.e, 13,581 rentable square feet). From January 1, 2014 to April 1, 2014, Tenant’s Pro Rata Share shall be 38.30%.

3.          Governing Law.   This Amendment shall be construed and governed by the laws of the State of California.

4.          Authority.  This Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto warrants that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

5.          Attorneys’ Fees and Costs.   In the event of any action at law or in equity between the parties to enforce any of the provisions hereof, the substantially non-prevailing party to such litigation shall pay to the substantially prevailing party all costs and expenses, including reasonable attorneys’ fees (including costs and expenses incurred in connection with all appeals) incurred by the substantially prevailing party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment.

6.          Entire Agreement; No Amendment.   This Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Amendment, fully understands all of this Amendment’s terms and conditions, and executes this Amendment freely, voluntarily and with full knowledge of its significance. Each party to this Amendment has had the opportunity to receive the advice of counsel prior to the execution hereof.

7.          Severability.  If any provision of this Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

8.          Counterparts.   This Amendment may be executed in counterparts and in facsimile or by PDF, and such counterparts together shall constitute but one original of the Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

9.          Agreement to Perform Necessary Acts.    Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Amendment.

10.        Captions and Headings.    The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Amendment.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written to be effective as of the Effective Date.

LANDLORD:	HB VON KARMAN, LLC,
a Delaware limited liability company
By:
	Name:	Robert Giusti
Its: Authorized Signatory

TENANT:	LNH INC.,
a Delaware corporation
By:
	Name:	CHRIS WHEELER
	Its:	CFO

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